Exhibit 99.1

NEWS RELEASE
Contact:	Alliance Data
Julie Prozeller - Investors/Analysts
FTI Consulting
212-850-5721
alliancedata@fticonsulting.com

Shelley Whiddon - Media
214-494-3811
shelley.whiddon@alliancedata.com

The Buckle, Inc.
Thomas B. Heacock, Treasurer
308- 236-8491

ALLIANCE DATA SIGNS MULTI-YEAR RENEWAL AGREEMENT WITH BUCKLE

Alliance Data to Continue Providing Private Label Credit Card Services To Leading
Specialty Retailer; Partnership to Continue Focusing on Increasing New Cardholder Growth via Traditional and Mobile Channels

DALLAS – February 21, 2012 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced it has signed a multi-year renewal agreement to continue providing private label credit card services to The Buckle, Inc. (NYSE: BKE; www.buckle.com). Buckle is a leading multichannel retailer of private label and brand name on-trend apparel, accessories, and footwear for fashion-conscious young men and women. The Kearney, Nebraska-based company operates more than 430 stores in 43 states, as well as a robust e-commerce business. Founded in 1948, Buckle posted annual net sales of $1.06 billion in fiscal 2011. Buckle has been an Alliance Data client since 1995.

“Buckle guests want a great selection of denim, fashion tops, accessories, and footwear coupled with convenient purchase options and valuable rewards—we’re pleased to continue working with Alliance Data to provide our cardholders with these added benefits,” said Dennis Nelson, President and Chief Executive Officer of The Buckle, Inc. “As companies with shared goals and values, we look forward to continuing our productive partnership with Alliance Data as we further our mission to create the most enjoyable shopping experience possible for our guests. We believe our relationship will continue to have a positive impact on the growth and success of our business.”

Buckle cardholders will continue to earn “B-Reward” points with every purchase. Exclusive to cardholders, the B-Rewards points-based loyalty program allows cardholders to accumulate points that can be redeemed for dollars-off certificates for in-store or online purchases. Additionally, Alliance Data will continue providing mobile acquisition services, enabling customers to apply for a Buckle credit card via mobile device.

“Buckle is an outstanding specialty store with a consistent focus on providing excellent service and selection for their guests. We are thrilled to continue our long-standing collaborative partnership and remain focused on ensuring the Buckle Credit Card continues to drive sales, company growth, and customer loyalty for years to come,” said Melisa Miller, President of Retail Services for Alliance Data. “In addition, the mobile and digital marketing expertise and capabilities we provide to
Buckle will ensure they are able to capitalize on their customers’ shifting preferences to these channels—ultimately delivering even greater customer value.”

The full suite of private label credit card services Alliance Data will continue providing to Buckle includes multi-channel marketing services for the Buckle Credit Card, as well as account acquisition and activation, receivables funding, card authorization, private label credit card issuance, statement generation, remittance processing, and customer service functions.

About Buckle
Offering a unique mix of high-quality, on-trend apparel, accessories and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brands, BKE, Buckle Black, BKE Boutique, Reclaim, and Daytrip. Headquartered in Kearney, Nebraska, Buckle currently operates 431 retail stores in 43 states.

About Alliance Data
Alliance Data® (NYSE:ADS) and its combined businesses is North America’s largest and most comprehensive provider of transaction-based, data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and other emerging technologies. Headquartered in Dallas, Alliance Data employs approximately 8,500 associates at more than 50 locations worldwide.
Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit our web site, www.AllianceData.com, or you can follow us on Twitter at www.Twitter.com/AllianceData.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements
This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project" and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company's Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company's most recent Form 10-K.

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